Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF LAZARD, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do hereby certify that this Certificate of Incorporation is to become effective as of 12:01 a.m. Eastern Time on January 1, 2024, and further certify as follows:

FIRST. The name of the corporation is Lazard, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation, previously a Bermuda exempted company, is being domesticated as a Delaware corporation pursuant to Section 388 of the DGCL, and a Certificate of Domestication is being filed contemporaneously herewith. As provided in Section 388 of the DGCL, the existence of the Corporation shall be deemed to have commenced on October 25, 2004, the date on which the Corporation was originally incorporated as a Bermuda exempted company. Pursuant to Section 388 of the DGCL, the Corporation shall be deemed to be the same entity and the domestication shall constitute a continuation of the existence of the Corporation in the form of a Delaware corporation.

FOURTH.

(a)

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 515,000,000, of which 500,000,000 shares of the par value of $0.01 per share shall be Common Stock (“Common Stock”) and 15,000,000 shares of the par value of $0.01 per share shall be Preferred Stock (“Preferred Stock”).

(b)	The holders of Common Stock, subject to the provisions of this Certificate of Incorporation and applicable law, are entitled to:

(1)	one vote per share of Common Stock;

(2)	share equally and ratably in such dividends or distributions (whether payable in cash or otherwise) as the Board of Directors (“the Board”) may from time to time declare on the Common Stock;

(3)

in the event of a winding-up or dissolution of the Corporation (whether voluntary or involuntary or for the purpose of an amalgamation, a reorganization, or otherwise) or upon any distribution of capital, share equally and ratably in the surplus assets of the Corporation, if any, remaining after the liquidation preference of any issued and outstanding shares ranking ahead of the Common Stock; and

(4)	generally to enjoy all of the rights attaching to shares of Common Stock.

(c)	Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(1)	the distinctive serial designation of such series which shall distinguish it from other series;

(2)	the number of shares constituting such series;

(3)

the dividend rate (or method of determining such rate) on the shares of such series, any conditions upon which such dividends shall be paid (such as the relative rights of priority, if any, of the payment of dividends on shares of such series) and the date or dates upon which such dividends shall be payable;

(4)

whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(5)

the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(6)

the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(7)

the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(8)

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(9)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any issued shares of the Corporation;

(10)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(11)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

(d)

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

(e)

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

(f)

Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

(g)

Upon the filing and effectiveness of this Certificate of Incorporation and the related Certificate of Domestication of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each Class A common share, $0.01 par value, of the Corporation as a Bermuda exempted company issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock of the Corporation as a Delaware corporation, without any action required on the part of the Corporation or the holders thereof. Any share certificate that, immediately prior to the Effective Time, represented Class A common shares of the Corporation as a Bermuda exempted company shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.

FIFTH. The name and mailing address of the Corporation’s incorporator is Shari Soloway, 30 Rockefeller Plaza, New York, NY 10112. The powers of the incorporator are to terminate upon the Effective Time. The name and class of director (with such initial term as set forth below and Article EIGHTH) of the persons who are to serve as the initial directors of the Corporation are as follows:

Class III (Term Expiring April 2024)

Ann-Kristin Achleitner

Andrew M. Alper

Class II (Term Expiring April 2025)

Jane L. Mendillo

Richard D. Parsons

Class I (Term Expiring April 2026)

Kenneth M. Jacobs

Michelle Jarrard

Iris Knobloch

Peter R. Orszag

Each of the above named individuals maintains an address at the Corporation, 30 Rockefeller Plaza, New York, NY 10112.

SIXTH. The Board is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

EIGHTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation. The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board, with the initial term of office of the first class of such directors to expire at the first annual meeting of stockholders following the Effective Time, the initial term of office of the second class of such directors to expire at the second annual meeting of stockholders following the Effective Time and the initial term of office of the third class of such directors to expire at the third annual meeting of stockholders following the Effective Time, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term to expire at the third succeeding annual general meeting of stockholders after their appointment and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. No director may be removed except for cause. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.

NINTH. Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, except in the case of the removal of an auditor or a director, which may not be taken by written consent or consents, may be taken by written consent or consents but only if such consent or consents are signed by all holders of the class or series of stock entitled to vote on such action.

TENTH.

(a)

A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This article TENTH includes any actions taken or omitted as a director or officer of the Corporation (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of the Corporation in Bermuda or the continuance of the Corporation in the State of Delaware or otherwise).

(b)

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through by-laws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

(c)

Any amendment, modification or repeal of this Article TENTH shall only be prospective and shall not adversely affect any right or protection or increase the liability of any officer or director under this Article TENTH as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ELEVENTH. Clause (c) of Article FOURTH and Articles EIGHTH, TENTH and ELEVENTH may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 15th day of December, 2023.

/s/ Shari Soloway
Name: Shari Soloway
Title: Incorporator